EXHIBIT 99.1

INFORMATION
.

For Immediate Release
April 28, 2016
Contact: 513.271.3700
John A. Kraeutler, Chief Executive Officer

MERIDIAN BIOSCIENCE REPORTS SECOND QUARTER
2016 OPERATING RESULTS, DECLARES REGULAR CASH DIVIDEND,
AND REAFFIRMS FISCAL 2016 GUIDANCE

GENERAL HIGHLIGHTS

Meridian Bioscience, Inc., Cincinnati, Ohio (NASDAQ: VIVO) today:

•	reported fiscal 2016 second quarter and first six months net revenues of $51.3 million and $98.4 million, respectively, decreases of 1% from the same periods of the prior fiscal year;

•	reported second quarter operating income of $15.2 million (including $1.2 million of costs associated with acquisition activity), a decrease of 4% from the same period of the prior fiscal year;

•	reported six months operating income of $28.7 million (including $1.5 million of costs associated with acquisition activity), an increase of 1% from the same period of the prior fiscal year;

•
reported second quarter net earnings of $10.1 million, or $0.24 per diluted share, on a non-GAAP basis, flat compared to the fiscal 2015 second quarter.  On a GAAP basis, earnings were $9.1 million, or $0.21 per diluted share, decreases of 10% and 13%, respectively, compared to the fiscal 2015 second quarter. The non-GAAP basis excludes the effect of costs associated with acquisition activity (see non-GAAP financial measure reconciliation);

•
reported first six months net earnings of $19.2 million, or $0.45 per diluted share, on a non-GAAP basis, increases of 7% and 5%, respectively, compared to the same period of fiscal 2015.  On a GAAP basis, earnings were $18.0 million, or $0.42 per diluted share, flat and decrease of 2%, respectively, compared to the year-to-date fiscal 2015 period.  The non-GAAP basis excludes the effect of costs associated with acquisition activity (see non-GAAP financial measure reconciliation);

•
declared the regular quarterly cash dividend of $0.20 per share for the second quarter of fiscal 2016 (annual indicated rate of $0.80 per share), the same as the regular quarterly rate for fiscal 2015; and

•	reaffirmed its fiscal 2016 guidance of per share diluted earnings between $0.86 and $0.90 on net revenues of $195 million to $200 million.

FINANCIAL HIGHLIGHTS (UNAUDITED)
In Thousands, Except per Share Data

	Three Months Ended			Six Months Ended
	March 31,			March 31,
	2016	2015	% Change	2016	2015	% Change
Net Revenues	$51,259	$51,545	-1%	$98,419	$99,558	-1%
Operating Income	15,156	15,732	-4%	28,742	28,401	1%
Net Earnings	9,091	10,070	-10%	17,984	17,971	-%
Diluted Earnings per Share	$0.21	$0.24	-13%	$0.42	$0.43	-2%
Diluted Earnings per Share
excluding effect of transaction
costs (see non-GAAP financial
measure reconciliation)	$0.24	$0.24	-%	$0.45	$0.43	5%

	March 31,
	2016	2015
Cash and Equivalents	$48,946	$42,719
Working Capital	106,930	97,317
Long-term Debt	57,000	-
Shareholders' Equity	169,846	161,098
Total Assets	258,361	178,312

COMPANY COMMENTS

John A. Kraeutler, Chief Executive Officer and Chairman of the Board said, "Strong revenues of $51.3 million and earnings of $0.24 per diluted share, excluding $1.2 million of pre-tax non-recurring transaction costs related to acquisition activity, were reported in the second quarter, meeting consensus estimates.  Key revenue drivers for the quarter included increased sales of our illumigene® respiratory products, with illumigene Group A and illumigene Pertussis leading the way.  We added 31 new illumigene customers during the quarter. Fifteen customers have adopted our Malaria test, with three of these being new customers. In addition, in the Diagnostics segment, our H. pylori product lines continued to perform well.  However, overall Diagnostics revenues declined due to competitive pressures in the C. difficile and Foodborne segments.  Meridian Life Science had a very successful quarter with revenues increasing by 8% to $13.9 million, led primarily by our continuing expansion of our customer base in China, several new product initiatives from our Bioline molecular components business, and additional contributions from our Zika virus panel of antibodies for research and product development customers.

Our consistent record of strong operating efficiency continued with contributions from our expanded in-house molecular manufacturing capability, improved Life Science product mix and spending below planned levels.  We will continue to maintain a sharp eye on delivering industry-leading profitability as we invest for the future.

With regard to strategic areas of focus, our continuing efforts in China, especially with regard to providing Chinese diagnostic manufacturers with access to Meridian's world class raw materials, are expected to continue to drive double-digit growth in that market for the foreseeable future.  Our viral proteins, highly specific antibodies, and excellent molecular components are highly desired by our customers.  In addition, our illumigene Malaria test is still in the early launch phase and is being well received by our illumigene lab customers in Europe and the Middle East where the primary demand for testing is for travelers that visit endemic malaria regions.  In the endemic regions, our work with non-governmental agencies that provide much of the funding for malaria testing and remediation is progressing well, and we look forward to reporting key achievements in this area later this year.  Finally, during the latter weeks of the quarter we completed the acquisition of Magellan Diagnostics, the market leader in blood lead testing.  Magellan achieved $16 million in revenues in the prior calendar year and is on pace for growth of 8% this year.  Lead testing has become increasingly topical due primarily to reports of contaminated public water systems.  However, while drinking water can be a source of lead contamination, other environmental exposures continue to present risks, especially to young children.  Given the often severe physical and mental developmental impairment that can occur early in life, the need for testing and remediation remains a priority.  Magellan has an active new product pipeline and a next generation platform is due to enter clinical trials this summer.  We welcome the Magellan team to Meridian and we anticipate a strong financial and strategic future as we move forward together.

Finally, our balance sheet is strong, with Meridian having used only a small portion of our cash for the Magellan acquisition due to the very favorable borrowing rates we procured.  Our appetite for additional acquisitions and investments continues to be strong."

CASH DIVIDEND MATTERS

The Board of Directors declared the regular quarterly cash dividend of $0.20 per share for the second quarter ended March 31, 2016.  The dividend is of record May 9, 2016 and payable May 19, 2016.  This annual indicated dividend rate of $0.80 per share remains the same as the rate in fiscal 2015.  Guided by the Company's policy of setting a payout ratio of between 75% and 85% of each fiscal year's expected net earnings, the actual declaration and amount of dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings, cash flow requirements and future business developments, including any acquisitions.

FISCAL 2016 GUIDANCE REAFFIRMED

For the fiscal year ending September 30, 2016, management expects net revenues to be in the range of $195 million to $200 million and per share diluted earnings to be between $0.86 and $0.90.  The per share estimates assume an increase in average diluted shares outstanding from approximately 42.0 million at fiscal 2015 year end to approximately 42.2 million at fiscal 2016 year end.  The revenue and earnings guidance provided in this press release is from expected internal growth and does not include the impact of the acquisition of Magellan Diagnostics, Inc. or any other acquisitions the Company might complete during fiscal 2016.

FINANCIAL CONDITION

The Company's financial condition is sound.  At March 31, 2016, current assets were $128.2 million compared to current liabilities of $21.3 million, resulting in working capital of $106.9 million and a current ratio of 6.0.  Cash and equivalents were $48.9 million and the Company had 100% borrowing capacity under its $30.0 million commercial bank credit facility.  The Company's bank-debt obligations, all of which relate to the acquisition of Magellan, totaled $60.0 million as of March 31, 2016.

INTERIM UNAUDITED OPERATING RESULTS
(In Thousands, Except per Share Data)

The following table sets forth the unaudited comparative results of Meridian on a U.S. GAAP basis for the interim periods of fiscal 2016 and fiscal 2015.

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2016	2015	2016	2015
Net revenues	$51,259	$51,545	$98,419	$99,558
Cost of sales	17,687	19,024	33,264	37,800
Gross profit	33,572	32,521	65,155	61,758

Operating expenses
Research and development	3,129	3,368	6,510	6,471
Selling and marketing	7,210	6,481	13,653	12,561
General and administrative	6,875	6,940	14,769	14,325
Transaction costs	1,202	-	1,481	-
Total operating expenses	18,416	16,789	36,413	33,357

Operating income	15,156	15,732	28,742	28,401
Other income (expense), net	(364)	(205)	(251)	(781)
Earnings before income taxes	14,792	15,527	28,491	27,620
Income tax provision	5,701	5,457	10,507	9,649
Net earnings	$9,091	$10,070	$17,984	$17,971

Net earnings per basic common share	$0.22	$0.24	$0.43	$0.43
Basic common shares outstanding	42,053	41,707	41,984	41,636

Net earnings per diluted common share	$0.21	$0.24	$0.42	$0.43
Diluted common shares outstanding	42,425	42,048	42,360	41,972

The following table sets forth the unaudited segment data for the interim periods in fiscal 2016 and fiscal 2015 (in thousands).

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2016	2015	2016	2015
Net revenues
Diagnostics	$37,354	$38,662	$72,655	$75,248
Life Science	13,905	12,883	25,764	24,310
	$51,259	$51,545	$98,419	$99,558
Operating Income
Diagnostics	$11,196	$12,083	$21,526	$22,367
Life Science	4,154	3,596	7,390	6,085
Eliminations	(194)	53	(174)	(51)
	$15,156	$15,732	$28,742	$28,401

NON-GAAP FINANCIAL MEASURES
In this press release, we have provided information on net earnings, basic earnings per share and diluted earnings per share excluding the effect of costs associated with acquisition activity.  We believe this information is useful to an investor in evaluating our performance because:
1.	These measures help investors to more meaningfully evaluate and compare the results of operations from period to period by removing the impact of non-routine costs related to acquisition activity; and
2.
These measures are used by our management for various purposes, including evaluating performance against incentive bonus achievement targets, comparing performance from period to period in presentations to our board of directors, and as a basis for strategic planning and forecasting.

We have provided reconciliations of net earnings, basic earnings per share and diluted earnings per share, with and without the effects of the acquisition activity noted above, in the tables below for the three and six month periods ended March 31, 2016 and 2015.

SECOND QUARTER AND SIX MONTH YEAR TO DATE
GAAP TO NON-GAAP RECONCILATION TABLES
(In Thousands, Except per Share Data)

	Three Months			Six Months
	Ended March 31,			Ended March 31,
	2016		2015	2016	2015
Net Earnings -
U.S. GAAP basis	$9,091		$10,070	$17,984	$17,971
Transaction costs	1,000		-	1,233	-
Adjusted Earnings	$10,091		$10,070	$19,217	$17,971

Net Earnings per Basic Common Share -
U.S. GAAP basis	$0.22		$0.24	$0.43	$0.43
Transaction costs	0.02		-	0.03	-
Adjusted Basic EPS	$0.24		$0.24	$0.46	$0.43

Net Earnings per Diluted Common Share -
U.S. GAAP basis	$0.21		$0.24	$0.42	$0.43
Transaction costs	0.02		-	0.03	-
Adjusted Diluted EPS	$0.24	*	$0.24	$0.45	$0.43
*Does not sum to total due to rounding.

FORWARD-LOOKING STATEMENTS
The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements accompanied by meaningful cautionary statements.  Except for historical information, this report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, which may be identified by words such as "estimates", "anticipates", "projects", "plans", "seeks", "may", "will", "expects", "intends", "believes", "should" and similar expressions or the negative versions thereof and which also may be identified by their context.  All statements that address operating performance or events or developments that Meridian expects or anticipates will occur in the future, including, but not limited to, statements relating to per share diluted earnings and revenue, are forward-looking statements.  Such statements, whether expressed or implied, are based upon current expectations of the Company and speak only as of the date made.  Specifically, Meridian's forward-looking statements are, and will be, based on management's then-current views and assumptions regarding future events and operating performance.  Meridian assumes no obligation to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.  These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially, including, without limitation, the following:

Meridian's continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian's competition, and its ability to effectively sell such products.  While Meridian has introduced a number of internally developed products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis.  Meridian relies on proprietary, patented and licensed technologies, and the Company's ability to protect its intellectual property rights, as well as the potential for intellectual property litigation, would impact its results.  Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution.  Recessionary pressures on the economy and the markets in which our customers operate, as well as adverse trends in buying patterns from customers, can change expected results.  Costs and difficulties in complying with laws and regulations, including those administered by the United States Food and Drug Administration, can result in unanticipated expenses and delays and interruptions to the sale of new and existing products.  The international scope of Meridian's operations, including changes in the relative strength or weakness of the U.S. dollar and general economic conditions in foreign countries, can impact results and make them difficult to predict.  One of Meridian's growth strategies is the acquisition of companies and product lines.  There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses will be successfully integrated into Meridian's operations.  There may be risks that acquisitions may disrupt operations and may pose potential difficulties in employee retention and there may be additional risks with respect to Meridian's ability to recognize the benefits of acquisitions, including potential synergies and cost savings or the failure of acquisitions to achieve their plans and objectives.  Meridian cannot predict the possible impact of U.S. health care legislation enacted in 2010 – the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act – and any modification or repeal of any of the provisions thereof, and any similar initiatives in other countries on its results of operations.  Efforts to reduce the U.S. federal deficit, breaches of Meridian's information technology systems and natural disasters and other events could have a materially adverse effect on Meridian's results of operations and revenues.  In addition to the factors described in this paragraph, Part I, Item 1A Risk Factors of our Form 10-K contains a list and description of uncertainties, risks and other matters that may affect the Company.

Meridian is a fully integrated life science company that develops, manufactures, markets and distributes a broad range of innovative diagnostic test kits, purified reagents and related products and offers biopharmaceutical enabling technologies. Utilizing a variety of methods, these products and diagnostic tests provide accuracy, simplicity and speed in the early diagnosis and treatment of common medical conditions, such as gastrointestinal, viral and respiratory infections and blood lead levels. Meridian's diagnostic products are used outside of the human body and require little or no special equipment. The Company's products are designed to enhance patient well-being while reducing the total outcome costs of health care. Meridian has strong market positions in the areas of gastrointestinal and upper respiratory infections; serology, parasitology and fungal disease diagnosis, and blood lead level testing. In addition, Meridian is a supplier of rare reagents, specialty biologicals and related technologies used by biopharmaceutical companies engaged in research for new drugs and vaccines. The Company markets its products and technologies to hospitals, reference laboratories, research centers, diagnostics manufacturers and biotech companies in more than 70 countries around the world. The Company's shares are traded on the NASDAQ Global Select Market, symbol VIVO. Meridian's website address is www.meridianbioscience.com.

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